Exhibit 32.2

CERTIFICATE

As required by 18 U.S.C. Section 1350 (as amended by Section 906 of the Sarbanes-Oxley Act of 2002), I certify that:

•                                          the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as filed with the Securities and Exchange Commission on the date hereof (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

•                                          the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company for the periods presented therein.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

/s/ Joseph Zumwalt
Joseph Zumwalt
Chief Financial Officer
Date: October 12, 2004